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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.


              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)


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

                                                              THREE MONTHS ENDED               NINE MONTHS ENDED
                                                         --------------------------------------------------------------
                                                             SEPT. 30,       SEPT. 30,      SEPT. 30,      SEPT. 30,
                                                         --------------------------------------------------------------
Net Income..............................................     $54,130,391    $52,666,723    $166,057,908   $110,938,798

Common Equivalent Shares:

Weighted Average Common Shares Outstanding..............     134,484,046    141,810,526     137,341,524    140,547,095
Weighted Average Common Equivalent Shares ..............         779,862        923,912         855,075      1,132,553
                                                         --------------------------------------------------------------
Weighted Average Common and Common Equivalent Shares....     135,263,908    142,734,438     138,196,599    141,679,648
                                                         ==============================================================

Net Income per Common Equivalent Share - Basic..........           $0.40          $0.37           $1.21          $0.79
Net Income per Common Equivalent Share - Diluted........           $0.40          $0.37           $1.20          $0.78

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